Exhibit 21

INTERSIL CORPORATION

SUBSIDIARIES OF REGISTRANT

AS OF DECEMBER 30, 2011

Subsidiary and Name under Which Business is Done	Where Organized
North America
Intersil Communications, Inc.	Delaware
Elantec Semiconductor, Inc.	Delaware
Intersil Americas Inc.	Delaware
Xicor LLC	Delaware
Planet ATE, Inc.	California
D2Audio Corporation	Delaware
Kenet, Inc.	Delaware
Zilker Labs, Inc	Delaware
Intersil Swiss Holding Sarl**	Delaware/Switzerland
Quellan, Inc.	Delaware
Intersil Canada Ltd	Nova Scotia, Canada
Techwell LLC	Delaware
Techwell International LLC	Delaware

Asia
Intersil China Limited	Hong Kong
Intersil K. K.	Japan
Intersil YH	Korea
Intersil Services Company Sdn. Bhd.	Malaysia
Intersil Pte. Ltd.	Singapore
Intersil Ltd.	Taiwan
Intersil Analog Services Pvt. Ltd.	India
Intersil International Operations Sdn. Bhd.	Malaysia
Intersil China Holding Limited	Hong Kong
Intersil (Wuhan) Company Ltd.	China
DVMicro Corporation Limited	Hong Kong
DVMicro (Chengdu) Technology Company	China
Techwell Shenzhen Technology, Inc.	China

Europe
Intersil S.A.	Belgium
Intersil GmbH	Germany
Intersil Srl	Italy
Intersil Holding GmbH	Switzerland
Intersil Europe Sarl	Switzerland
Intersil Swiss Holding Sarl**	Switzerland/Delaware
Intersil Luxembourg Sarl	Luxembourg

**	Dual incorporation